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                                                                    Exhibit 99.1

[R.J. Reynolds Tobacco Holdings, Inc. Logo]
                                                                   P.O. BOX 2866
                                                    WINSTON-SALEM, NC 27102-2866
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CONTACT:  Media:                                                      Investors:
          Maura Payne                                                Dianne Neal
          (336) 741-6996                                          (336) 741-2978

                                                                   RJRTH 2000-14

 R.J. REYNOLDS TOBACCO HOLDINGS COMPLETES ACQUISITION OF NABISCO GROUP HOLDINGS

WINSTON-SALEM, N.C. - December 11, 2000 - R.J. Reynolds Tobacco Holdings, Inc. (NYSE: RJR) today announced that it has completed its acquisition through a merger of Nabisco Group Holdings Corp. (NYSE: NGH) for $30 a share, or approximately $9.8 billion.

The primary asset of Nabisco Group Holdings after the now-complete sale of Nabisco Holdings Corp. (NYSE: NA) is approximately $11.7 billion in cash. Proceeds to R.J. Reynolds Tobacco Holdings, after payment is made to NGH shareholders and costs related to the transaction are paid, are expected to be approximately $1.5 billion.

"This is a great transaction for RJR and our shareholders," said Andrew J. Schindler, chairman and chief executive officer of R.J. Reynolds Tobacco Holdings. "We have a central focus on maximizing shareholder value. This acquisition presents a meaningful opportunity for us to continue to meet that objective."

NGH shareholders who hold their shares through brokers in street accounts will receive payment for their shares within the next few days. NGH shareholders who hold stock certificates will be contacted by the Bank of New York, RJR's exchange agent, about transmitting their shares for payment.

RJR expects ongoing net income per diluted share for the year 2000 to be between $3.90 and $3.95 per share. The company is currently in discussions with the Securities and Exchange Commission regarding the recording of the after-tax gain of approximately $1.5 billion. The net cash proceeds from the merger transaction, when added to RJR's existing cash, will result in cash of between $2.4 and $2.5 billion at December 31, 2000. The company expects total debt at year-end to be $1.7 billion, about in line with prior estimates.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RJR's future performance and financial results include risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims arising out of the tobacco business and the claimed health effects of cigarettes that are pending or may be instituted against the company and its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers; the success of new product innovations and acquisitions; the effect of market conditions on the performance of pension assets; and the ratings of RJR securities.

R.J. Reynolds Tobacco Holdings, Inc. is the parent company of R.J. Reynolds Tobacco Company.

R.J. Reynolds Tobacco Company is the second-largest tobacco company in the United States, manufacturing about one of every four cigarettes sold in the United States. Reynolds Tobacco's product line includes four of the nation's ten best-selling cigarette brands: Camel, Winston, Salem and Doral. Copies of RJR's news releases, most recent annual report, SEC filings and other financial materials are available on the company's website, www.rjrt.com.